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                                                                   EXHIBIT 99.01

NEWS RELEASE

Contact(s):   Media Inquiries:                        Visteon Corporation
              Kimberly A. Welch                       Corporate Communications
              (313) 755-3537                          17000 Rotunda Drive
              kwelch5@visteon.com                     Dearborn, Michigan 48120
                                                      Facsimile:  313-755-7983
              Jim Fisher
              (313) 755-0635
              jfishe89@visteon.com

              Investor Inquiries:
              Derek Fiebig
              (313) 755-3699
              dfiebig@visteon.com

                                                                  [VISTEON LOGO]


VISTEON CORPORATION ANNOUNCES CURRENT TENDERS UNDER ITS OFFER TO PURCHASE 7.95% NOTES DUE 2005

DEARBORN, Mich., March 15, 2004 - Visteon Corporation (NYSE: VC) today announced that holders of $315,502,000 aggregate principal amount of its $500,000,000 aggregate principal amount of its 7.95% Notes due 2005 have tendered, and not withdrawn, their notes prior to 5:00 p.m., New York City time, on Friday, March 12, 2004. Holders who tendered on or prior to the early tender deadline will receive the total consideration, which includes an early tender premium. The tender offer will expire at 5:00 p.m., New York City time, on Friday, April 2, 2004, unless extended or earlier terminated.

Visteon will accept Notes for purchase on a pro rata basis based on the principal amount of Notes tendered. Payment for tendered Notes will be made in same day funds on the second business day after the expiration of the offer, or as soon as practicable thereafter.

The tender offer is conditioned upon the satisfaction of certain conditions. If any of the conditions are not satisfied, Visteon is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, and may even terminate the tender offer. Full details of the terms and conditions of the tender offer are included in the company's Offer to Purchase dated March 1, 2004.

Citigroup and J.P. Morgan Securities Inc. are Dealer Managers for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 or (866) 470-3900.


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NEWS RELEASE

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The offers are made only by an Offer to Purchase dated March 1, 2004. Persons with questions regarding the offer should contact the Dealer Managers: (i) Citigroup, toll-free at 1-800-558-3745, or (ii) J.P. Morgan Securities Inc., toll-free at
1-866-834-4851.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," and "projects" signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Visteon's business, financial condition, and results of operations. We assume no obligation to update these forward-looking statements.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com